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                                  EXHIBIT 99.1


         GRANT PRIDECO ANNOUNCES FIRST QUARTER 2001 RESULTS OF $0.06 PER
                           SHARE BEFORE OTHER CHARGES


GRANT PRIDECO, INC. (NYSE:GRP) today announced income for the first quarter of 2001 of $6.2 million, or $0.06 per share, before other charges of approximately $28.0 million after tax, or a net loss of $0.20 per share after charges. These results compare to a net loss of approximately $9.7 million, or $0.09 per share, in the first quarter of 2000, and net income of $3.3 million, or $0.03 per share, in the fourth quarter of 2000 before other charges of approximately $14.4 million after tax, or a net loss of $0.10 per share after charges.

         Revenues for the first quarter of 2001 were $156.7 million compared to $107.3 million in the first quarter of 2000 and $155.5 million in the fourth quarter of 2000. Operating profit and EBITDA (earnings before interest, taxes, depreciation and amortization) before other charges for the first quarter were $17.8 million and $27.1 million, respectively, compared to an operating loss of $7.9 million and break-even EBITDA in the first quarter of 2000. Fourth quarter 2000 operating income and EBITDA before other charges were $9.8 million and $18.3 million, respectively.

         First quarter 2001 operating performance reflected continued strong results in the Company's premium connection and tubular product lines, reduced losses in the Company's industrial drill pipe operations and lower corporate and divisional expenses from the fourth quarter of 2000. First quarter results were also benefited from improving absorption. These factors combined to increase the Company's operating income and EBITDA margins before other charges from 6.3% and 11.8% in the fourth quarter of 2000 to 11.3% and 17.3% in the first quarter of 2001.

         Demand for the Company's products continues to be robust, with the Company's backlog having increased to $264 million at March 31, 2001 from $161 million at December 31, 2000. Pricing is also increasing on new orders, with the largest increases being realized in the Company's oilfield drill stem product line where prices for new orders have increased by an average of 10% to 20% over average prices of orders in the Company's backlog in January.

         (d) Drilling Products - Improvements Beginning

Sales of drilling products were $83.4 million in the first quarter of 2001, representing an increase of over 70% from the first quarter of 2000. The increase in sales was a result of the substantially higher North American rig count and increased drilling activity. First quarter 2001 sales, however, were down approximately $5 million from the fourth quarter of 2000. This decline was due to lower average prices for drill pipe in the quarter combined with the impact of over 200,000 feet of completed drill pipe production in the first quarter carrying over into the second quarter. Total sales of drill pipe in the first quarter of 2001 were 1.4 million feet compared with
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production in excess of 1.6 million feet. Total sales in the fourth quarter of
2000 were around 1.9 million feet compared with a production level of around 1.4 million feet.

         Operating income and EBITDA were $9.7 million and $14.8 million, respectively, for the first quarter of 2001, excluding $26.2 million in inventory write-offs and other charges, of which $22.2 million related to the oilfield drilling products business and $4.0 million related to the industrial drill pipe operations. Operating income and EBITDA were $8.6 million and $12.9 million, respectively, for the fourth quarter of 2000, excluding $18.9 million in inventory write-offs and other charges. This improvement was primarily attributable to $1.6 million in reduced losses at the Company's industrial drill pipe operations, higher contributions from the Company's investment in Voest-Alpine and the Company's operations in Mexico and Italy and the impact of improved manufacturing cost absorption and cost reduction efforts in the quarter.

         Excluding the effects of the first and fourth quarter charges of $22.2 million and $16.7 million, respectively, the Company's oilfield drilling products business reported $69.4 million in revenues, $15.3 million in EBITDA and $11.4 million in operating income, compared to $80.6 million in revenues, $15.1 million in EBITDA and $12.0 million in operating income in the fourth quarter of 2000.

         Average pricing received during the first quarter of 2001 for the Company's oilfield drill pipe was $26.80 per foot compared to $31.90 in the first quarter of 2000 and $30.40 in the fourth quarter of 2000. This decline in pricing for the first quarter was primarily due to product mix, including a large number of sales without coating and hardbanding, and sales from backlog under previously committed lower pricing arrangements.

         Since February, the Company has implemented price increases in its drill pipe and drill stem product lines averaging 10% to 20%. As a result, the average sales price for new orders of drill pipe since February has increased to approximately $32.90 per foot from around $28.50 at January 31, 2001, with the average sales price for drill pipe not subject to prior pricing commitments at around $36.00 a foot. Additional pricing increases are expected to be implemented.

         Drilling products backlog at March 31, 2001, was approximately $208 million, up from $115 million at December 31, 2000. This backlog includes approximately $158 million in oilfield drill pipe and $20 million in drill collars, heavyweights and other accessories. Average drill pipe pricing for the backlog at March 31, 2001, was $30.68 per foot.

ENGINEERED CONNECTIONS - CONTINUING STRENGTH ON NORTH AMERICAN ACTIVITY

         The Company's Engineered Connections division reported total revenues of $73.3 million for the first quarter of 2001 compared to $59.1 million for the first quarter of 2000, and $67.2 million for the fourth quarter of 2000. Excluding first quarter other charges of $2.7 million, operating income and EBITDA for the Engineered Connections division in the first quarter of 2001 were $13.0 million and $17.1 million, respectively, compared to $5.7 million and $9.4 million for the first quarter of 2000, and $7.4 million and $11.4 million for the fourth
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quarter of 2000 excluding $3.2 million in other charges. Average EBITDA margins
(before other charges) increased from 17% in the fourth quarter of 2000 to 23.4% in the first quarter of 2001.

         Results in the Engineered Connections division benefited from continuing strong North American drilling and completion activity, in particular for natural gas. Sales and processing of TCA high collapse casing and Atlas Bradford premium threading were the largest contributors in this division with $21.2 million and $20.0 million in revenues, respectively, and gross margin of $6.0 million and $6.2 million, respectively. Sales of premium accessories and couplings also provided strong contributions in the quarter. Production volumes and pricing also improved in most product lines in the division, in particular for premium accessories and connections.

         Backlog of premium products at March 31, 2001 was approximately $56 million, up from $46 million at December 31, 2000. This backlog represents the highest level of backlog for the division in over three years and is reflective of the strong drilling and completion activity in North America.

STATUS OF RESTRUCTURING AND FIRST QUARTER CHARGES

         In February 2001, Grant Prideco announced a restructuring of and refocus on its operations to improve production, productivity and profitability. An action plan has since been implemented and is well underway. Under that plan, pricing of new sales of many of Grant Prideco's products has been increased, manufacturing capacity and assets for drill stem and premium tubing and industrial drill pipe manufacturing have been reallocated, a drill pipe capital improvement program has been approved and cost containment and directed employee profit and incentive programs have been implemented.

         As part of the Company's restructuring efforts, the Company incurred approximately $28.0 million in after-tax other charges, or $0.26 per share. Those charges included pre-tax non-cash charges of approximately $20.0 million to write-off the Company's assets related to its manufacturing arrangement with Oil Country Tubular Limited in India and $3.9 million for write-downs of obsolete or excess inventory in light of planned dispositions. In addition, approximately $4.5 million of the charges related to manufacturing cost variances expensed in connection with revisions to the Company's standard costing during the quarter. The Company also incurred approximately $14.6 million in severance and related expenses in the first quarter.

         Grant Prideco is the world's leader in drill stem technology development and drill pipe manufacturing, sales and service, in addition to being a leading provider of engineered connections and premium tubulars in North America.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Grant Prideco's prospects for its operations and future demand for its products and services, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties and assumptions, which are more fully described in Grant Prideco, Inc.'s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, include the impact of oil and natural gas prices and worldwide economic conditions on drilling
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activity, the impact of drilling activity on demand for and pricing of Grant
Prideco's products, Grant Prideco's ability to implement its restructuring program and increase its production and pricing, its ability to remain on the leading edge of technology in its products, the availability of qualified operating and manufacturing personnel and manufacturing capacity, the impact of existing litigation, including Grant Prideco's pending Watts litigation and Grant Prideco's assumptions relating thereto. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respects from those currently anticipated and reflected in Grant Prideco's forward-looking statements.


                                      # # #

CONTACT:
Frances Powell 281 297-8536
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                               Grant Prideco, Inc.
                 Condensed Consolidated Statements of Operations
                      (In 000's, Except Per Share Amounts)
                                   (Unaudited)

                                                           Three Months Ended
                                                                March 31,
                                                         ----------------------
                                                           2000         2001
                                                         ---------    ---------
Revenues:
      Drilling Products
         Oilfield                                        $  47,918    $  69,438
         Industrial                                            235       13,956
                                                         ---------    ---------
                                                            48,153       83,394
      Engineered Connections                                59,138       73,257
                                                         ---------    ---------
                                                           107,291      156,651
                                                         ---------    ---------
Operating Income (Loss): (a)
      Drilling Products
         Oilfield                                           (8,710)     (10,777)
         Industrial                                             --       (5,735)
                                                         ---------    ---------
                                                            (8,710)     (16,512)
                                                         ---------    ---------
      Engineered Connections                                 5,654       10,353
                                                         ---------    ---------
      Corporate
         Selling, General and Administrative                (4,870)      (4,932)
         Severance                                              --      (14,165)
                                                         ---------    ---------
                                                            (4,870)     (19,097)
                                                         ---------    ---------

                                                            (7,926)     (25,256)
                                                         ---------    ---------
Other Income (Expense):
      Other, Net                                              (215)        (869)
      Interest Expense                                      (3,496)      (6,870)
                                                         ---------    ---------

Loss Before Income Taxes                                   (11,637)     (32,995)
Income Tax Benefit                                           3,795       11,547
                                                         ---------    ---------

Net Loss Before Minority Interest                           (7,842)     (21,448)
Minority Interest                                              (45)        (369)
                                                         ---------    ---------

Net Loss Before Cumulative Effect of Accounting Change      (7,887)     (21,817)
Cumulative Effect of Accounting Change                      (1,789)          --
                                                         ---------    ---------
Net Loss                                                 $  (9,676)   $ (21,817)
                                                         =========    =========

Net Loss Per Share: (b)
 (Pro forma prior to effective date of spin-off)
      Net loss before cumulative effect of accounting
        change per share                                 $   (0.07)   $   (0.20)
      Cumulative effect of accounting change per share       (0.02)          --
                                                         ---------    ---------
      Net loss per share                                 $   (0.09)   $   (0.20)
                                                         =========    =========
      Weighted average shares outstanding                  108,752      108,570
                                                         =========    =========

Depreciation and Amortization:
      Drilling Products                                  $   4,163    $   5,092
      Engineered Connections                                 3,730        4,092
      Corporate                                                 95          139
                                                         ---------    ---------
                                                         $   7,988    $   9,323
                                                         =========    =========

(a) For the three months ended March 31, 2001, Drilling Products, Engineered Connections and Corporate include other charges of $26.2 million, $2.7 million and $14.1 million, respectively.

(b) Represents basic and diluted loss per share for the three months ended March 31, 2000 and 2001. Potentially dilutive securities have been excluded from the calculation of net loss per share because their effect would be anti-dilutive.